Exhibit 10-P

                                                      Effective May 1, 1993


                        MEMBER OPERATIONAL REQUIREMENTS
                    UNDER ACE HARDWARE MEMBERSHIP AGREEMENT


THE MEMBER AGREES TO:

1. Maintain the business premises in a neat and orderly condition.

2. Conform to all local, state and federal laws, rules and regulations applicable to the Company's acceptance of this
      Agreement:

      (a) display appropriate Ace exterior store identification at the licensed location in compliance with the requirements and standards for store identification established by the Company; and

      (b) remove from the licensed location and from any vehicles operated from or maintained at such location by the Member all signage, merchandise and other materials associated with any other major hardware program wholesaler with which such outlet has had a business relationship; and

      (c) refrain from listing the licensed location in the same yellow pages or other print or electronic advertising in which a reference is made to any affiliation with any other hardware program of the licensed location or of any other retail business outlet unaffiliated with the Company; and

      (d) maintain an inventory of a sufficient core assortment of merchandise from the basic hardware departments, including Ace label products, to serve its customers and enhance the reputation of the Company's Members; and

      (e) make the Company the Member's primary source of supply by giving first and careful consideration to all merchandise lines and products offered and sale by the Company; and

      (f) terminate any previously established participation of the Member's business at the licensed location in the program of any other major hardware wholesaler.



4. Furnish the Company with current fiscal year-end financial statements for the Member's business entity and any of its subsidiaries or affiliated companies within ninety (90) days after fiscal year-end.

5.    Maintain the following minimum insurance:

      (a) property insurance, including business interruption, against fire and extended coverage perils, vandalism and malicious mischief perils in amounts adequate to replace inventory, fixtures, equipment and leasehold improvements;

      (b) general liability insurance, including product liability against bodily injury, property damage and personal injury to the public for a $1,000,000 combined single limit and $2,000,000 in the aggregate arising out of the control, operation, use and occupancy of the premises, and storage and sale of merchandise;

      (c) automotive liability insurance against bodily injury, property damage and personal injury to the public for a $1,000,000 combined single limit to cover all vehicles used by the Member;.

      (d) workers' compensation insurance against worker's compensation, occupational disease and employer's liability with statutory limits; and

      (e) provide evidence of such insurance with companies and forms acceptable to the Company and, as to the coverage specified in 5(a) above, name the Company as an additional party insured.

6. Subscribe to a retail training program consisting of videotapes and related course materials (the "S.T.A.R."
      Program).

7. Submit all merchandise orders through the electronic ordering process now utilized by the Company or as hereafter changed or amended.

8. Employ a consumer friendly customer policy that will enhance the reputation of the Member specifically, and the Company and other Members, generally.